UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2008

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-14290	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Principal Officer; Election of Directors; Appointment of Principal Officers

On October 7, 2008, Thomas A. Andruskevich, Marcus E. Bromley, Scott P. Sealy and Leonard W. Wood each were appointed to the board of directors of Cole Credit Property Trust III, Inc. (the “Company”).

The Company will pay to each of these directors a retainer of $40,000 per year, plus an additional retainer of $7,500 to the chairman of the audit committee, who has not yet been identified. The Company also will pay $2,000 for each board or board committee meeting each director attends in person ($2,500 for attendance in person by the chairperson of the audit committee at each meeting of the audit committee) and $250 for each meeting the director attends by telephone. In the event there is a meeting of the board and one or more committees in a single day, the fees paid to each director will be limited to $2,500 per day ($3,000 per day for the chairperson of the audit committee if there is a meeting of such committee). In addition, the Company expects to grant to each of these directors an option to purchase 5,000 shares of the Company’s common stock in connection with each director’s initial appointment as a director. Such options will have an exercise price equal to $10.00 per share and vest after one year from the date of grant. The Company expects that each of these directors will receive additional 5,000 share option grants in connection with each annual re-election, each with an exercise price equal to $10.00 per share when the Company is offering shares to the public at $10.00 per share, and thereafter at 100% of the then current fair market value per share. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of the Company’s board of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 8, 2008	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President and Chief Financial Officer